DISABILITY ACCESS CONSULTANTS INC.

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT, effective as of this of February 1, 2010 (this "Agreement"). between and Disability Access Consultants Inc., a Nevada corporation (the "Company") and Barbara Thorpe, residing at 4145 Keasberry Ave., North Las Vegas, Nevada 89081 (the "Executive").

WITNESSETH:

WHEREAS, the Company desires to memorialize its employment with the Executive as its President and the Executive desires to continue to accept such employment subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

ARTICLE I POSITION; TERM

1.1 Position. The Company desires to continue to employ the Executive as President, which employment the Executive hereby accepts, all in the capacity and on the terms and conditions hereinafter set forth. During the Term (as defined below), it is expected that the Executive shall also serve either (i) as the President at each of its subsidiaries or (ii) as the President at any such related parent, affiliate or assigned company as shall be designated by the Board of Directors of the Company.

1.2 Duties. During the Term, the Executive shall devote her full working time, attention and energies to the business of the Company and to the performance of her services hereunder, all under and subject to the direction and control of the Board of Directors of the Company (the "Board") and/or the designee of the Board of Directors. The services to be performed by the Executive shall be commensurate with the position of the Executive as a senior management member with expertise in the area and areas related to the American with Disabilities Act. In this connection, during the Term (i) the Executive shall not render services to or for any other person, firm, corporation or business in this capacity and (ii) shall have no interest directly or indirectly in any other person, firm, corporation or business whose business is related to or competitive with the business of the Company; provided, however, the Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange or which are admitted to quotation on The NASDAQ Stock Market Inc. if the Executive (a) is not a controlling person of, or a member of a group which controls, such entity and (b) does not, directly or indirectly, own five percent or more of any class of securities of such entity. Notwithstanding the foregoing, so long as it does not interfere with her full time employment hereunder, the Executive may attend to outside investments and serve as a director, trustee or officer of or otherwise participate in charitable and civic organizations and serve as director of corporations whose business is unrelated to the business of the Company.

1.3 Term. The term of employment shall commence as of the date of this Agreement and shall continue until February 1, 2013 of the date hereof (the "Initial Term"'). Thereafter, unless either party shall send written notice of termination to the other at least thirty (60) days prior to the termination of the Initial Term or any extension term, this Agreement shall automatically be renewed from year to year on the terms and conditions contained herein. Notwithstanding the foregoing, this Agreement shall be subject to the termination provisions set forth in Article IV below. For purposes of this Agreement, "Term" shall mean collectively the Initial Term and any renewal term, if any, during which this Agreement remains in effect.

ARTICLE II SALARY; BONUSES

2.1

Annual Base Salary, (a) During the Term, the annual base salary (the "Base Salary") to be paid by the Company to the Executive shall be One Hundred Thousand Dollars ($100,000.00), payable twice monthly, or in such other manner as the parties shall mutually agree, subject to withholding for applicable taxes. The Board shall review the salary compensation of the Executive annually at the contract anniversary during the Term.

(b) The Company shall deduct from the Base Salary the applicable federal, state and local income tax liability.

2.2

Bonus, (a) In addition to the Base Salary, the Executive shall be eligible to receive a discretionary bonus to be determined by the Board. Bonus distributions may be in the form of cash and/or stock (nature and class of any such stock issued as a bonus will be at the sole discretion and determination of the Board). The Company shall deduct from the applicable federal, state and local income tax liability. All bonuses granted will be paid on or before the March 15th following the bonus grant. In the event that shares are issued under this Bonus provision, then all terms and applicability, of such share issuance, will be governed and subject to the applicable rules and regulations of the Securities and Exchange Commission.

(b) Additionally, Executive is eligible to receive a convertible loan/bonus in the amount of $30,000.00. At Executive's option and on notice to the company on or before June 30, 2010 but not prior to March 31, 2010, the Executive may elect to receive Thirty Thousand dollars ($30,000) from the Company in the form of a convertible loan /bonus, or in the absence of available funds common stock of the company. Should the Executive elect to receive such funds and completes two years of continued service to the company (from the date of receipt of funds), then at the end of the two years the $30,000 would be deemed a bonus and considered part of Executive's bonus compensation, however, in the event Executive resigns her employment with the company or is terminated for cause prior to the completion of the two years of continued service then the $30,000 would be deemed a loan and Executive would be required to repay the Thirty Thousand Dollars ($30,000) plus accrued interest at the rate of eight percent (8%) per annum.  In the event that shares are issued under this Bonus provision, then all terms and applicability, of such share issuance, will be governed and subject to the applicable rules and regulations of the Securities and Exchange Commission.

2.3

Stock Grant. In addition to the Base Salary, the Executive shall be entitled to a Stock Grant of one hundred thousand preferred series C shares of the Company vested in equal installments over the life of the employment agreement and on biannual installments (every six months) over the life of the employment agreement. Vested stock issued under  such grant, will only be issued to the Executive after the written request of the Executive has been received by the company and duly validated and processed as required by applicable laws and regulations. Additionally, as an incentive to the Executive and in consideration for the Executive's commitment to all the obligations of this agreement, the Executive shall be entitled to an additional Stock Grant of one thousand preferred series C shares of the Company vested on the anniversary of this employment agreement.

(a) The Executive shall have the right to convert any number of shares of the vested preferred stock into common stock, the Executive shall have 60 days from the date of such notice in which to tender her shares of preferred stock to the Company. Notwithstanding anything contained herein to the contrary, as the result of any such conversion, the holder of the preferred stock may not hold more than 4.99 percent (4.99%) of the issued and outstanding shares of the common stock of the Company, in the aggregate following such conversion. Any and all stock issued will be subject to rules, regulations and restrictions related to 144 stock. Additionally, each vested share of the preferred series C stock may, at the option of the holder at any time, be converted into 100 shares of the Company Common Stock fully paid and nonassessable share of Common Stock under the above referenced noticing provisions.

(b)

Conversion of the shares shall be subject to the standards and processes as established by the company for such conversions. Partial conversions will be accepted and no fractional shares will be issued.

(c)

Executive agrees that should amendments to the terms of the
Stock Grant need to be changed for legal and/or regulatory purposes, that the Executive shall work with company to amend accordingly.

2.4

Other Consideration The Executive, may at Executive's election, request and the Company shall make reasonable efforts, subject to governing Securities and Exchange Commission rules and/or regulations, to exchange Executive's preferred shares in Company's parent company PTS, Inc. for similar shares, under similar terms and conditions, in Disability Access Corporation, symbol DBYC.

2.5

Class B Preferred Share Issuance The Executive shall further exchange Executive's existing $1,000,000 worth of PTS Preferred Series E shares, for $1,000,000 worth of Disability Access Corporation's Preferred Series B shares.

ARTICLE III BENEFITS

3.1

Business Expenses The Company, upon presentation by the Executive of appropriate substantiating documentation, shall reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in connection with the performance of her duties under this Agreement, including reasonable accommodation expenses during travel required in connection with the performance of the Executive's duties.

3.2

Paid Time Off  The Executive shall be entitled to the same PTO benefits as provided by the Company to the employees of the Company, for PTO allocation and eligibility purposes the Executive shall be eligible for PTO time based on the Executives original date of employment. Any PTO not taken in any twelve (12) consecutive month period may be taken only in the following twelve (12) consecutive month period at the consent and agreement of the Board of Directors. The Executive shall enjoy the same PTO benefits as provided by the Company to the employees of the Company.

3.3 Additional Benefits. The Executive shall be entitled to participate in any pension or profit sharing plans, group health, accident or life insurance plans, group medical and hospitalization plan, and other similar benefits as may be available to the employees of the Company and the benefits payable to the Executive or to her account thereunder shall be made commensurate with her status in the Company.

ARTICLE IV TERMINATION

4.1 Termination for Cause, (a) The Executive's engagement hereunder may be terminated by the Company prior to the expiration of the Term (and thereupon the Term shall be such shorter period) in the event the Company discharges Executive for "Cause". If the Company terminates the Executive for Cause, the Executive shall be entitled to receive, in a lump sum cash payment, the Base Salary accrued through the date of termination, plus any accrued PTO, in each case to the extent therefore unpaid.

(b)     For purposes hereof, "Cause" shall mean any one of the following:

(A)

willful and continuing disregard of her job responsibilities or material breach by the Executive of this Agreement; or

(B)

breach of Company policies and/or procedures as documented and provided by the Company; or

(C)

insubordination; or

                                                (D)      being convicted of a felony or other serious crime.

4.2

Termination Without Cause or for Good Reason, (a) If, before the last day of the Term, (i) the Company terminates the Executive's employment other than for Cause, (ii) the Executive terminates her employment for Good Reason (as defined below), or (iii) her employment is terminated pursuant to Section 4.3 below, the Executive shall be paid an immediate lump sum cash payment equal to the sum of:

(a)

The unpaid Base Salary to which she would have been entitled for six months (based upon the Base Salary in effect on the date of termination); plus

In addition to the foregoing, the Executive shall be entitled to the Bonus, if any, to which she would have been entitled for the year in which the termination occurs, if any such bonus would occur, provided that the amount of the Bonus and the time it shall be paid to the Executive shall be determined pursuant to Section 2.2 of this Agreement.

(b)

The following events or circumstances shall constitute "Good Reason," entitling the Executive to terminate her employment in the manner set forth above:
any failure by the Company, in any respect, to comply with any of the compensation or benefits provisions of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive.

4.3

Change of Control. If a Change of Control (as defined in the Annex attached hereto) occurs and, (a) within two (2) years following such Change of Control, the Company terminates the Executive's employment other than for Cause, or the Executive terminates her employment for Good Reason, or (b) no earlier than twelve (12) months nor more than eighteen (18) months after such Change of Control, the Executive voluntarily terminates her employment with or without Good Reason, then, for purposes of determining the amounts to be paid to the Executive pursuant to Section 4.2(a) above, the Term shall be deemed extended ("Contract Extension") to a date which is after the later of (x) two (2) years from the date of such Change of Control and (y) two (2) years after the date of termination. While it is not expected that payments made to the Executive with respect to the Contract Extension and other payments hereunder will be treated as payments subject to any excise tax under Internal Revenue Code Section 4999, to the extent they are, the Company shall pay to the Executive an amount which, net of any applicable taxes thereon, will provide the Executive with sufficient cash to pay any excise tax payable by her by reason of all payments hereunder.

4.4

Disability: Death. In the event that during the Term the Executive shall either die or in the reasonable judgment of the Board, be unable to perform her duties because of any medically determinable physical or mental impairment for a period in excess of one-hundred twenty (120) days in any twelve (12) month period, the Company shall have the right to suspend payment of the Base Salary for any time after the expiration of thirty (30) days after such determination, and at any time thereafter, to terminate this Agreement. In the event of such termination, the Company shall pay to the Executive or her legal representative (i) the amount of the Base Salary payable hereunder for a period of six (6) months following the termination date at the rate prevailing on the termination date and (ii) any accrued and unpaid Bonus, if any.

ARTICLE V REPRESENTATION; NON-COMPETITION; CONFIDENTIALITY

5.1

Executive Representation. The Executive represents that the Executive's execution of this Agreement and the performance of her duties required hereunder will neither be a breach of any other employment or other agreement nor a breach of any noncompetition or similar agreement.

5.2

Non-Competition, (a) The Executive agrees that during the Term and for the period of one year thereafter, she will not engage, directly or directly, either as principal, agent, consultant, proprietor, creditor, stockholder, director, officer or employee, or participate in the ownership, management, operation or control of any business which directly or indirectly competes with the business of the Company. The Executive acknowledges and agrees that the current market for the Company's business extends throughout the western United States and that it is therefore reasonable to prohibit the Executive from competing with the Company anywhere in such territory. This Section shall not apply to the Executive's ownership of less than five percent (5%) of the capital stock of a company having a class of capital stock which is traded on any national stock exchange or on the over-the-counter market.

(b) During the Term and for the period of one year thereafter, the Executive agrees that she will not, directly or indirectly, (i) solicit, divert or recruit or encourage any of the employees of the Company, or any person who was an employee of the Company during the Term, to leave the employ of the Company or terminate or alter their contractual relationship in a way that is adverse to the Company's interests, (ii) solicit or divert business from the Company, or assist any person or entity in doing so or attempting to do so or (iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so or attempting to do so.

5.3

Confidential Information, (a) The Executive agrees that she shall hold in strict confidence and shall not at any time during or after her employment with the Company, directly or indirectly, (i) reveal, report, publicize, disclose, or transfer any Confidential Information (as described below) or any part thereof to any person or entity, (ii) use any of the Confidential Information or any part thereof for any purpose other than in the course of her duties on behalf of the Company, or (iii) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof. All Confidential Information (regardless of the medium retained) and all abstracts, summaries or writings based upon or reflecting any Confidential Information in the Executive's possession shall be delivered by the Executive to the Company upon request therefore by the Company or automatically upon the expiration of the Term or termination of this Agreement.

(b) For purposes of this Agreement, "Confidential Information" shall mean any information relating to the business, operations, affairs, assets or condition (financial or otherwise) of the Company which is not generally known by non-company personnel, or is proprietary or in any way constitutes a trade secret (regardless of the medium in which information is maintained) which the Executive develops or which the Executive obtains knowledge of or access to through or as a result of the Executive's relationship with the Company. Confidential Information specifically includes, without limitation, business and marketing plans, financings, cost and pricing information, supplier information, all source code, system and user documentation, and other technical documentation pertaining to the hardware and software programs of the Company, including any proposed design and specifications for future products and products in development, and all other technical and business information considered confidential by the Company. Confidential Information shall not include any information that is generally publicly available or otherwise in the public domain other than as a result of a breach by the Executive of her obligations hereunder. For purposes of this Agreement, information shall not be deemed Confidential Information if (i) such information is available from public sources, (ii) such information is received from a third party not under an obligation to keep such information confidential, or (iii) the Executive can conclusively demonstrate that such information had been independently developed by the Executive.

5.4 Remedies. The Executive agrees and acknowledges that the foregoing restrictions and the duration and the territorial scope thereof as set forth in this Sections 5.2 and 5.3 are under all of the circumstances reasonable and necessary for the protection of the Company and its business. In the event that the Executive shall breach any of the provisions of Sections 5.2 or 5.3, in addition to and without limiting or waiving any other remedies available to the Company, at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provision of this Agreement.

ARTICLE VI MISCELLANEOUS

6.1

Entire Agreement. This Agreement constitutes the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between the Executive and the Company concerning the subject matter hereof, all of which are merged herein.

6.2

Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and her heirs and personal representatives, and the Company and its successors and assigns.

6.3

Notices. All notices and other communications required or permitted hereunder shall be delivered personally, sent via facsimile, certified or registered mail, return receipt requested, or next day express mail or overnight, nationally recognized courier, postage prepaid with proof of receipt, to the address or telephone number (in the case of facsimile) set forth above. Such addresses and/or telephone numbers may be changed by notice given in the manner provided herein. Any such notice shall be deemed given (i) when delivered if delivered personally, (ii) the day after deposit with the express or courier service when sent by next day express mail or courier, (iii) five (5) days after deposit with the postal service when sent by certified or registered mail, or (iv) when sent over a facsimile system with answer back response set forth on the sender's copy of the document.

6.4

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to choice of law principles.

6.5

Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement executed by the Company and the Executive.

6.6

Headings. The section headings herein are inserted for the convenience of the parties only and are not to be construed as part of the terms of this Agreement or to be taken into account in the construction or interpretation of this Agreement.

6.7

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Executive Employment
Agreement as of the day and year first above written.

UNDER THE DIRECTION OF THE BOARD OF DIRECTORS
OF DISABILITY ACCESS CORPORATION -
DISABILITY ACCESS CONSULTANTS INC.

/s/ Phillip Flaherty
Name: Phillip Flaherty
Director, Disability Access Corporation

Witness:
/s/Peter Chin
Peter Chin
Director, Disability Access Corporation

EXECUTIVE

By: /s/ Barbara Thorpe
Barbara Thorpe

ANNEX 1

For purposes of this Agreement, a "Change of Control" shall mean the occurrence of any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the then outstanding shares of Voting Securities; provided. however, in determining whether a Change of Control has occurred pursuant to this Section, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary"), (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

(b)

The individuals who, as of the effective date of an initial public offering of the securities of the Company, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, provided, however, that no individual shall be considered as a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-l 1 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)

The consummation of:

(i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a "Non-Control Transaction". A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:

(A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(B)

the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owing a majority of the voting securities of the Surviving Corporation, and

(C)

no Person other than (1) the Company, (2) any Subsidiary, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company or any Subsidiary, or (4) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities.

(ii)     A complete liquidation or dissolution of the Company; or

(iii) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary or the distribution to the Company's stockholders of the stock of a Subsidiary or any other assets).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.